Exhibit 10.34
AMENDMENT NO. 2
TO
THE J. M. SMUCKER COMPANY DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Restated Effective May 1, 2015)

        The J. M. Smucker Company hereby adopts this Amendment No. 2 to The J. M. Smucker Company Defined Contribution Supplemental Executive Retirement Plan (Restated Effective May 1, 2015) (the “Plan”). Words and phrases used herein with initial capital letters which are defined in the Plan are used herein as so defined. The provision of this Amendment No. 2 shall be effective as of May 1, 2017.
Section 1
        Section 3.2 of the Plan is hereby amended in its entirety to read as follows:
“Contribution Credit” means an amount equal to 7% of total Compensation paid in the full Plan Year which shall be credited to a Participant’s account for each Plan Year the officer is a Participant, including the Plan Year in which the designation by the Committee occurs. Accounts will be credited with Contribution Credits as soon as administratively practicable following each payroll period to each Participant who is employed as an officer during that payroll period. No Contribution shall be based on Compensation paid after a Participant ceases to be an officer; provided, however, for the Plan Year beginning May 1, 2017, Contribution Credits for Participants in the Plan as of that date will be based on Compensation paid through December 31, 2017 regardless of a change in officer status during the Plan Year. Notwithstanding the foregoing, for all purposes under the Plan, effective for periods on or after January 1, 2018, no further accounts will be credited with Contribution Credits.
[Signature on Following Page]

        IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to the Plan to be executed this 16th day of October , 2017.

THE J. M. SMUCKER COMPANY

By:	/s/ Jill R. Penrose

Title:	Senior Vice President, Human Resources and Corporate Communications

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